EXHIBIT 97

COMMUNITY BANCORP.

CLAWBACK POLICY

Introduction

The Board of Directors of the Community Bancorp.  (the "Company") has adopted this Clawback Policy (this “Policy”) to provide for the recoupment (“clawback”) of certain executive compensation in the event of an accounting restatement resulting from material noncompliance by the Company with financial reporting requirements under the federal securities laws.  This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Nasdaq Listing Rule 5608.

Definitions.  In addition to the capitalized terms defined elsewhere in this Policy, for purposes of this Policy, the following capitalized terms have the meanings set forth below.

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Accounting Restatement Date” means the date on which the Comp0any is required to prepare an Accounting Restatement, which shall be the earlier to occur of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

“Board” means the Board of Directors of the Company.

“Clawback Period” means, with respect to any Accounting Restatement, the three completed fiscal years of the Company immediately preceding the Accounting Restatement Date.  In addition, in the event of a change in the Company’s fiscal year, the Clawback Period shall be deemed to also include any transition period of less than nine months within or immediately following those three completed fiscal years, while any transition period of nine to twelve months shall be deemed to be a completed fiscal year.

“Committee” means the Compensation Committee of the Board.

“Erroneously Awarded Compensation” means, in the event of an Accounting Restatement, the amount of Incentive Compensation received by an Executive Officer during the Clawback Period that exceeds the amount of Incentive Compensation that otherwise would have been received by such Executive Officer had the Incentive Compensation been determined based on the restated amounts in such Accounting Restatement.  The amount of Erroneously Awarded Compensation shall be computed without regard to any taxes paid by the relevant Executive Officer (including any taxes withheld by the Company from the Incentive Compensation paid to such Executive Officer).

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“Executive Officer” means the Company’s current and former president, principal financial officer, principal accounting officer (or if there is not such accounting officer, the controller), any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company.  Executive Officers of the Company’s subsidiaries are deemed Executive Officers of the Company if they perform such policy-making functions for the Company.  Policy-making function is not intended to include policy-making functions that are not significant.  Designation of Executive Officers for purposes of this Policy shall be determined by the Board in accordance with Nasdaq Listing Rules and applicable SEC rules.

“Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from any such measure.  A Financial Reporting Measure is not required to be presented within the Company’s financial statements or included in a filing with the SEC to qualify as a Financial Reporting Measure. For purposes of this Policy, Financial Reporting Measure includes, without limitation, revenues, net income earnings per share, stock price and total shareholder return.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, without limitation, annual bonuses, other short-term or long-term incentive cash compensation, and equity-based compensation, whether settled, or to be settled, in cash or stock.

“Nasdaq” means The Nasdaq Stock Market.

“Rule 10D-1” means Rule 10D-1 promulgated under the Exchange Act.

“SEC” means the U.S. Securities and Exchange Commission.

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

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Covered Executives

This Policy applies to the Company's current and former Executive Officers, as designated by the Board from time to time ("Covered Executives").

Recoupment; Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Board will require reimbursement or forfeiture of any Erroneously Awarded Compensation received by any Covered Executive during the applicable Clawback Period.  For this purpose, Incentive Compensation is deemed to be received when the applicable Financial Reporting Measure is attained, even if the payment or grant of such Incentive Compensation occurs later.

If the Board cannot determine the amount of the Erroneously Awarded Compensation received by the Covered Executive directly from the information in the Accounting Restatement, then it shall make its determination based on a reasonable estimate of the effect of the Accounting Restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping Erroneously Awarded Compensation, which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;

(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;

(d)) cancelling outstanding vested or unvested equity awards;

(e) cancelling outstanding cash bonuses or awards previously declared but not yet paid; and/or

(f) taking any other remedial and recovery action permitted by law, as determined by the Board.

Indemnification Prohibited

The Company shall not indemnify any Covered Executives against the loss of any Erroneously Awarded Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the SEC, and Nasdaq Listing Standards.

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Effective Date

This Policy shall be effective as of /the date it is adopted by the Board (the "Effective Date") and shall apply to  Erroneously Awarded Compensation that is received by Covered Executives on or after the Effective Date, even if such Erroneously Awarded Compensation was approved, awarded, or granted to such Covered Executives prior to the Effective Date.

Amendment; Termination

The Board may amend this Policy from time to time, or may terminate it, in its discretion; provided, however, that it shall not terminate this Policy for so long as the Company has a class of securities listed for trading on Nasdaq.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment (i) that may be available to the Company pursuant to the terms of any employment agreement, compensation plan, equity award agreement, or similar agreement, or (ii) that may be otherwise available at law or in equity.

Relationship to Other Plans and Agreements

The Board intends that this Policy shall be applied to the fullest extent of the law. The Board may require that any employment agreement, compensation plan, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any conflict or inconsistency between the terms of this Policy and the terms of any employment agreement, compensation plan, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of this Policy shall control.

Acknowledgment

Each Covered Executive shall execute a written acknowledgment in the form attached hereto as Exhibit A, in which such individual acknowledges that he or she has read and understands the Policy and is bound by its terms.

Impracticability

The Board shall recover any Erroneously Awarded Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with SEC Rule 10D-1 under the Exchange Act and Nasdaq Listing Rules.

Successors Bound

This Policy shall be binding and enforceable against all Covered Executives and their respective beneficiaries, heirs, executors, administrators or other legal representatives.

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Exhibit A

Community Bancorp.

Clawback Policy

Acknowledgement

Pursuant to the Clawback Policy of Community Bancorp. (the “Policy”), the undersigned Executive Officer acknowledges, agrees and confirms that he or she (i) has received a copy of and reviewed the Policy and (ii) has been designated as an Executive Officer of the Company by the Board and/or the Board’s Compensation Committee.  Capitalized terms used but not defined in this Acknowledgement shall have the respective meanings ascribed to them in the Policy.

In the event of any conflict or inconsistency between the Policy and the terms of any employment agreement, compensation plan, program, arrangement or agreement under which any Incentive Compensation has been or will be approved, granted, awarded, earned or paid to the undersigned Executive Officer, the terms of the Policy shall prevail.

By signing this Acknowledgement, the undersigned Executive Officer acknowledges and agrees that he or she is and shall continue to be subject to the Policy and that the Policy shall apply both during and after termination of the undersigned’s employment with the Company or its subsidiaries.  In addition, by signing below, the undersigned agrees to be bound by, and to comply with, the terms of the Policy, including, without limitation, the requirement to return any Erroneously Awarded Compensation to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

Signature:___________________________

Print Name:___________________________

Date:_______________________________

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